Exhibit 99.1

For Release 12 AM PDT
July 25, 2005

Western Wireless Corporation
3650 131st Ave. SE
Bellevue, WA 98006
(425) 586-8700

Western Wireless Subsidiary Agrees to Sell Irish Wireless Operator

     BELLEVUE, WA (July 25, 2005) – Western Wireless Corporation (NASDAQ:WWCA) today announced that its subsidiary, Western Wireless International Holding Corporation, has entered into a definitive agreement to sell its Irish business, Meteor Mobile Communications Limited (“Meteor”), to a subsidiary of eircom Group plc, the Irish fixed-line telecommunications operator (“eircom”), for approximately $500 million at current exchange rates. Completion of the transaction is conditioned, among other things, on approval by eircom’s shareholders of the transaction and of an eircom share issuance pursuant to a rights offering; closing of the rights offering, the proceeds of which would be used to pay the purchase price; and approval from Irish regulatory authorities. Assuming receipt of these approvals and completion of the rights offering, the transaction is expected to close in October 2005. Deutsche Bank Securities Inc. served as financial advisor to Western Wireless.

     Western Wireless disclosed during its May 4, 2005 earnings conference call that the company had been contacted by a number of financial and strategic parties about the possible sale of international assets and expected to receive proposals on some of the international properties. The process of receiving, reviewing and negotiating proposals for other international assets is continuing, most significantly with respect to Western Wireless’ Austrian business, tele.ring, for which Western Wireless has received conditional and non-binding bids for a price of over $1.5 billion. There can be no assurance that a sale of the Austrian business will result at that or any other price.

     Western Wireless shareholders will be voting at the company’s July 29, 2005 annual meeting on the pending merger of Western Wireless with and into a wholly-owned subsidiary of Alltel. As previously announced by Alltel, all regulatory approvals have been obtained. If approved by the shareholders, it is currently expected that the merger filings will be completed on July 29 and August 1, 2005 would be the effective date of the closing.

     An agreement in principle has been reached to settle the proposed class action lawsuit which was filed against Western Wireless, Alltel and Western Wireless directors. The settlement will be subject to court approval. The settlement agreement will not involve material payments by the defendants.

     About Western Wireless Corporation

     Western Wireless Corporation, headquartered in Bellevue, Washington, serves over 1.3 million subscribers in 19 western states under the Cellular One® and Western Wireless® brand names. Western Wireless and its subsidiary, Western Wireless International Holding Corporation, serve over 1.5 million customers in six international markets, and own a minority interest in a seventh market.

     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Such statements are inherently subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These factors include general economic and business conditions nationally, internationally and in the regions and countries in which we operate; demographic changes; technology changes; increased competition; changes in business strategy or development plans; whether the merger with Alltel will be completed and the effects on the Company in the event it is not completed; our high leverage and our ability to access capital markets; our ability to attract and retain qualified personnel; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; our ability and the cost of acquiring additional spectrum licenses; and product liability and other claims asserted against us. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s public offering prospectuses and its reports filed with the Securities and Exchange Commission. Given these factors, investors and analysts should not place undue reliance on forward-looking statements.

For further information contact:
Investment Community:	Media:
Steve Winslow	John Snyder
Western Wireless Corporation	Snyder Investor Relations
(800) 261-5960	(206) 262-0291
steve.winslow@wwireless.com	jsnyder@snyderir.com